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                                                                     EXHIBIT 4.9


                          CERTIFICATE OF CORRECTION TO
                         CERTIFICATE OF DESIGNATION OF
                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                       FILED UNDER SECTION 103(f) OF THE
                        DELAWARE GENERAL CORPORATION LAW
                        --------------------------------

     It is hereby certified that:

     1. The present name of the Corporation is NORTH AMERICAN TECHNOLOGIES GROUP, INC. (the "Corporation"). The Corporation was originally incorporated under the name of "Mail Boxes Coast to Coast, Inc" by the filing of a Certificate of Incorporation with the Secretary of State of the State of
Delaware on December 24, 1986.   A Certificate of Designation of 5% Convertible
Preferred Stock was filed on December 31, 2001 (the "5% Certificate of Designation") which requires correction as permitted by subsection (f) of
Section 103 of the GCL.

     2. The 5% Certificate of Designation filed December 31, 2001 included certain inaccuracies and shall be corrected as set forth below.

          a. Section 1 of the 5% Certificate of Designation shall be deleted and replaced in its entirety with the following:

     "1.  DIVIDENDS AND DISTRIBUTIONS.

     (a) Beginning on the date of the issuance of the 5% Preferred, the holders of shares of 5% Preferred shall be entitled to receive annual dividends at a rate of 5% per annum of the Stated Value (as defined below) when, as and if declared by the Board of Directors and not otherwise. The Board of Directors may only declare such dividends, if at all, when the Corporation shall have earned a net profit (exclusive of any gains realized on its resale of certain securities acquired by the Corporation in conjunction with a Securities Purchase Agreement dated October 2, 2001) of at least $1,000,000 during the prior fiscal year and such dividends may be declared, if at all, and paid only to the extent of one-half of the amount of the Corporation's net profit for the prior fiscal year, less any gain on the sale of the securities described in this sentence.
Dividends shall be non-cumulative and shall be prior and in preference to any declaration or payment of any dividend or other distribution on the Corporation's common stock, par value $0.001 per share ("Common Stock") to the extent specified in Section 1(b). The dividends on the 5% Preferred, if declared, shall be payable within 45 days of declaration (each a "Dividend Date"), except that if any such date is a Saturday, Sunday or legal holiday (a "Non-Business Day") then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday on which banks in the State of Delaware are
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permitted to be closed (a "Business Day") to holders of record as they appear on the stock books of the Corporation on the applicable record date, which shall be not more than 60 nor less than 10 days preceding the payment date for such dividends, as fixed by the Board of Directors (the "Record Date"). The dividends on the 5% Preferred shall be payable only when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends, if declared, shall be payable in cash, provided, however, that at the option of the Corporation, dividends may be paid upon conversion of the 5% Preferred Stock, as provided in Section 3 hereof, in cash or in such number of shares of the Corporation's Common Stock equal to the aggregate amount of the accrued dividends divided by the Conversion Price (as defined herein). No dividends shall accrue on the 5% Preferred unless and except to the extent, if any, the dividends are declared. The amount of dividends payable for any period that is shorter or longer than a full year shall be computed on the basis of a 360-day year of twelve 30-day months.

     (b) In the event the Board of Directors wishes to declare and pay a dividend to the holders of the Corporation's Common Stock, it shall, prior to the declaration and payment of any such dividend, be required to (i) declare and pay one year's annual dividend to the holders of the 5% Preferred, if it has not already done so during the year in which the dividend on the Common Stock is desired to be paid, and (ii) pay the full amount of all declared and unpaid dividends on the 5% Preferred as of such date."

          b. The $.001 per share specified in Section 2(a) of the 5% Certificate of Designation as the Stated Value of the 5% Convertible Preferred Stock shall be replaced with $1.00 per share so that Section 2(a) of the 5% Certificate of Designation shall read as follows:


          "(a) 5% PREFERRED LIQUIDATION PREFERENCE. The holders of the 5% Preferred shall be entitled to be paid all amounts payable hereunder on account of the liquidation of the Corporation, prior to the payment of any amounts on account of the liquidation of the Corporation to the holders of any other class or Series of preferred stock or common stock of the Corporation, out of the assets of the Corporation available for distribution to holders of its capital stock, a preferred distribution as set forth below. The liquidation preference payable to the holders of the 5% Preferred shall be equal to the sum of (i) $1.00 per share (the "Stated Value"), as appropriately adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (collectively a "Recapitalization") of the 5% Preferred, plus (ii) all declared but unpaid dividends (including any interest accrued thereon calculated through the date of liquidation) (the sum of (i) and (ii) being collectively referred to as the "5% Liquidation Preference"). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds thus distributed among the holders of the 5% Preferred shall be insufficient to permit the payment to such holders of their full liquidation preferences, then the entire assets and funds of the Corporation legally available for distribution to the holders of capital stock shall be distributed, pari passu, to the holders of the 5% Preferred."

          c. Section 3(a)(i) of the 5% Certificate of Designation shall be deleted and replaced in its entirety with the following:

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          "(i)  Election to Convert. Each share of 5% Preferred shall initially be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for the 5% Preferred, into one (1) fully paid and nonassessable share of Common Stock. Upon such a conversion, the aggregate amount of any declared but unpaid dividends (including any interest, if any, accrued thereon calculated as of the date of conversion) on the 5% Preferred shall also be converted into Common Stock at the Conversion Price. The Conversion Price shall be equal to the value of a share of Common Stock on the date of issuance of the 5% Preferred, which value shall be calculated as follows:

               (A) If the Common Stock is traded on a national securities exchange or the NASDAQ National Market System ("NASDAQ/NMS") or actively traded over-the-counter (other than NASDAQ/NMS), the value of such securities shall be deemed to be the average of the security's closing prices on such exchange or NASDAQ/NMS or in over-the-counter trading over the thirty (30) calendar day period ending three (3) days prior to the issuance date; and

               (B) If there is no active public market in the Common Stock, the value shall be the fair market value thereof as determined in good faith by the Board of Directors."

          d. Section 3(b)(iii) of the 5% Certificate of Designation shall be deleted and replaced in its entirety with the following:

          "(iii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock into which each share of 5% Preferred may be converted and the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the 5% Preferred so adjusted a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the 5% Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the 5% Preferred."

          e. Section 7 of the 5% Certificate of Designation shall be deleted and replaced in its entirety with the following:

     "7. PROTECTIVE PROVISIONS. So long as any shares of the 5% Preferred are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority in interest of the 5% Preferred then outstanding, voting as a separate class, take any action that:

               (i) alters the rights, preferences or privileges of the 5% Preferred;

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               (ii) increases or decreases the authorized number of shares of 5%
Preferred of the Corporation;

          (iii) creates any new class or series of shares that has a preference over the 5% Preferred with respect to voting, dividends or liquidation preferences; or

          (iv) reclassifies stock into shares having a preference over the 5% Preferred with respect to voting, dividends or liquidation preferences."

     IN WITNESS WHEREOF, the undersigned have signed this Certificate of Correction on this 11th day of April, 2002.


                                     NORTH AMERICAN TECHNOLOGIES GROUP, INC.

                                     /s/ Henry W. Sullivan
                                     ----------------------------------------
                                     Henry W. Sullivan,
                                     President and Chief Executive Officer


                                     /s/ Loretta  Shaw
                                     ----------------------------------------
                                     Loretta  Shaw, Secretary

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